EXHIBIT 10.8

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT,

WHICH HAVE BEEN REMOVED AND REPLACED WITH

AN ASTERISK, HAVE BEEN OMITTED AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT UNDER RULE 406

PROMULGATED UNDER THE SECURITIES ACT OF 1933 AND

RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXCLUSIVE MANUFACTURING AND DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the "Agreement"), effective June 9, 2004 (the "Effective Date"), is between MINRAD, INC., a Delaware corporation with offices at 847 Main Street, Buffalo, New York 14203, USA ("Manufacturer") and RxElite Holdings Inc., a Delaware corporation with offices at 1404 N. Main, Suite 200, Meridian, Idaho 83642 ("Distributor").

Manufacturer and Distributor agree as follows:

1.     Definitions

        "Affiliate" of a party hereto shall mean any person, corporation or other entity, which controls, is controlling or is under common control with such party.

        "ANDA" shall mean abbreviated new drug application.

        "Hospital Market" shall mean those accounts that purchase anesthetic agents for human use.

        "Manufacturer's Representative" shall mean MINRAD Inc., which is a manufacturer's representative of Manufacturer with respect to the Products.

        "NDC" means national drug code number.

        "Products" shall mean the MlNRAD branded products set forth on Attachment A hereto.

        "Purchase Commitments" shall mean those outlined in Attachment A-1 hereto.

        "Territory" shall mean the geographical area set forth in Attachment A-2 hereto.

2.     Grant Exclusive Distributorship

        2.1 Appointment. Subject to Distributor's compliance with Section 2.2 hereof, Manufacturer hereby grants to Distributor for the Term the exclusive right to purchase the Products from Manufacturer for the sole purpose of selling the Products to end-use customers in the human market in the Territory, and Distributor accepts such grant, subject to the limitations, terms and conditions stated in this Agreement. Subject to any increases permitted hereunder, the initial prices for the Products shall be as set forth on Attachment A-1 hereto. Distributor shall not itself manufacture or have manufactured for it or directly or indirectly sell, any products from third parties that are similar to the Products. Notwithstanding anything herein to the contrary, Manufacturer and Distributor acknowledge Manufacturer's right to sell, from time to time, Enflurane to Baxter, who bottles and markets the Products under its own name for the purpose of selling the Products to end-use customers in the human market in the Territory (the "Private Label Distributor").

        2.2 Initial Order. Distributor agrees to place an initial non-cancelable stocking order for Products as set forth on Attachment A-1 hereto at the time of signing (the "Initial Order"). The Sevoflurane component of the Initial Order is subject to and will be shipped after FDA approval has been received and any existing exclusivity granted by the FDA has expired.

        2.3 Purchase Commitment. Distributor agrees to purchase Products from Manufacturer as set forth in Attachment A-1 hereto during the Term. The purchase commitment for Sevoflurane will commence when FDA approval to sell Sevoflurane in the Market has been received and any existing exclusivity granted by the FDA has expired. The Initial Order will be shipped by Manufacturer no later than October 2004 and will be considered as part of the Distributor's annual commitment for 2005. The terms of this Initial Order only will be net *. All subsequent orders will have terms as set forth in section 4(b) of this Agreement.

        2.4 Pricing. Distributor will have sole control over market pricing and strategy relating to Products purchased by Distributor. Distributor market and pricing decisions with respect to sales by Distributor will be independent of the price of each Product as listed in Attachment A-1 which Product prices are subject to change as set forth in Section 5.2.

        2.5 Other Accounts. Manufacturer has established various accounts for the Products in the Territory prior to the implementation of this agreement. Upon signature of this agreement, Manufacturer will effectively assign over to the Distributor all accounts and any purchases of product in the Territory from the signature date forward at the terms stipulated in this agreement and will decrement the annual purchase commitments outlined in Attachment A-1 regardless if the product is Manufacturer labeled or co-labeled and regardless of the NDC number on the product. Effective assignment shall mean any means necessary for the contract to be fulfilled by Distributor through whatever means necessary to maintain a legal contract with customer.

3.     Term and Renewal

        3.1 Term. This Agreement shall remain in effect for an initial term beginning on the Effective Date and ending on December 31, 2007 (the "Initial Term"). After the Initial Order, Distributor must purchase a minimum of * of the annual commitment during the first month of each calendar quarter beginning January 1, 2005 as specified in Attachment A-1. At the end of each calendar year during the Initial Term, Distributor must order Product to fulfill each year's annual commitment. Manufacturer will have 60 days to deliver this order. This Agreement is subject to renewal for additional periods as set forth in Section 3.2 hereof (each a "Renewal Term" and together with the Initial Term, the "Term").

        3.2 Renewal. After the expiration of the Initial Term and each Renewal Term, if any, this Agreement may be extended or renewed for successive one (1) year extension periods for so long as, and provided that, Distributor issues to Manufacturer a non-cancelable purchase order for an amount equal to the (highest annual commitment) of the Products as set forth on Attachment A-1 hereto.

Manufacturer must receive such purchase order from Distributor at least 60 days prior to the end of the previous term. Other than the initial order, the renewal terms will be consistent with section 3.1 and the other parts of this agreement.

        3.3 New Products. During the Term and as long as the Distributor is not in breach of any part of this Agreement, Manufacturer will offer Distributor the right of first refusal to become its exclusive distributor in the Territory of any human generic pharmaceutical products (Manufacturer ANDA) that is a new Product and that the Manufacturer can legally offer. The offer will be on similar or better terms than ones the Manufacturer will offer or is willing to offer to any other third party in the human market. Distributor will have 30 days from the date Manufacturer provides written notice to exercise such right on the terms and conditions set forth in such notice. For the purpose of clarity, and not by way of limitation, Manufacturer's conscious sedation product is acknowledged by the parties to be a proprietary product and is specifically excluded from this Agreement.

4.     Distributor's Duties

Distributor shall:

        (a) submit its non-cancelable orders for the Products by written purchase order, it being agreed that the terms and conditions of Distributor's standard purchase order form shall not apply to transactions pursuant to this Agreement;

        (b) pay for such orders * net * from date of invoice (excluding only the Initial Order) in U.S. dollars and payment shall be made by wire transfer, check or letter of credit approved by Manufacturer; all prices are quoted FOB Bethlehem, Pennsylvania, USA. Past due amounts incur interest at the rate of * of the invoice amount per month or the highest rate allowable by law, whichever is less;

        (c) provide to its customers instructions in the use of the Products and field service for such products in accordance with product information provided by Manufacturer;

        (d) purchase the minimum commitment as per Attachment A-1. and use its best efforts to exceed these minimum commitments;

        (e) refrain, outside the Territory and in relation to the Products, from seeking customers, from establishing any branch and from maintaining any distribution depot;

        (g) not give any warranties, above and beyond those in Article 9 hereto, to any end-use customers;

        (h) provide instruction and assistance on compliance with any regulatory and labeling requirements of the Territory; However, Manufacturer remains solely responsible for compliance with all regulatory and labeling requirements of the Territory - in its role as holder of the ANDA.

        (i) cooperate to a reasonable degree with Manufacturer to obtain any regulatory approval of the Products as required by the Territory;

        (j) not use sub-distributors or any other agent, other than itself, without the prior written consent of the Manufacturer;

        (k) have a Dedicated Head of Sales for the Hospital Market in place upon signing this Agreement;

        (l) have a minimum of five (5) Hospital Market Field Sales Representatives in place within 3 months of signing this Agreement (one in each of the Manufacturer defined US Regions). A reasonable number will be added upon the launch of Sevoflurane as per mutual agreement between Manufacturer and Distributor;

        (m) provide monthly unit sales broken down by product, size and by hospital specific DEA code to Manufacturer within thirty (30) days of the end of the preceding month;

        (n) register all products with correct NDC's and provide this information to the Manufacturer.

5. Manufacturer's Duties

        5.1 Manufacturer shall:

        (a) ship promptly Distributor's orders for Products, FOB Bethlehem, Pennsylvania, USA, at the prices set forth on Attachment A-1 hereto, subject to Section 5.2 hereof;

        (b) adequately package and label the Products to conform with any regulatory and labeling requirements of the Territory. Product will be co-labeled with Manufacturer and Distributor information under Distributor's NDC's;

        (c) have 5 US regional sales managers in place upon signing this Agreement;

        (d) have a minimum of five (5) Hospital Market Field Sales Representatives in place within 3 months of signing this Agreement (one in each of the MINRAD defined US Regions);

        (e) add three (3) additional professional people to help expand the product line within six (6) months of signing this Agreement.

        5.2 Manufacturer has the right to change the prices for the Products at any time during the Term only to the extent of demonstrated increases in its direct costs of manufacturing the Products; provided, however, that no such price change shall be effective without at least sixty (60) days prior notice by Manufacturer to Distributor. The price that Distributor pays Manufacturer for the Products shall be its lowest price in the Territory for the Human Market with the exclusion of those existing accounts referenced in Section 2.5.

6.     Trademarks and Trade Names

        6.1 Trademarks and trade names used by Manufacturer and Manufacturer's Representative in connection with the Products shall be used by Distributor only with reference to such Products and only in the manner approved by Manufacturer. Distributor acknowledges that it has and will obtain no proprietary interest in such trademarks and trade names and agrees not to use the same as part of its corporate or business name and to discontinue all use thereof immediately upon termination of this Agreement.

        6.2 All and any goodwill associated with the trademarks and trade names used by Manufacturer and Manufacturer's Representative in connection with the Products shall belong to Manufacturer. Distributor shall not do or omit to do any act or thing likely to affect adversely the goodwill and reputation associated with the Products and the said trademarks and trade names.

7.     Industrial Property Rights; Confidentiality

        7.1 All technical and commercial information, data regarding processes and know-how furnished by Manufacturer and/or Manufacturer's Representative to Distributor shall remain the property of Manufacturer and/or Manufacturer's Representative, and Distributor shall not acquire any proprietary rights or other interests therein. Subject to the limitations listed below, all such information which is written or is in machine readable (computer) form and which is marked "Confidential" or "Proprietary" shall be regarded as confidential information of Manufacturer and/or Manufacturer's Representative; and any such information disclosed orally and as to which Manufacturer and/or Manufacturer's Representative shall notify Distributor in writing that it is confidential within thirty (30) days after disclosure to Distributor, shall also be considered confidential; and in each case, Distributor shall not disclose such information to any third party except to the extent such information

        (a) is freely available to the public at the time it is disclosed or made available by Manufacturer and/or Manufacturer's Representative or subsequently becomes freely available to the public otherwise than by default of Distributor or any third party who owes an obligation of confidence to Manufacturer and/or Manufacturer's Representative or any company within Manufacturer's and/or Manufacturer's Representative's group; or

        (b) was known to Distributor prior to it being disclosed or made available by Manufacturer and/or Manufacturer's Representative.

        (c) Both parties will be bound by the terms of the separate mutually confidential agreement signed on May 19, 2004.

        7.2 If during the term of this Agreement, Distributor supplies to Manufacturer and/or Manufacturer's Representative any confidential information relating to Distributor's business activities, Manufacturer and/or Manufacturer's Representative shall be bound by like obligations of confidence to those set out above in relation to that confidential information.

8.     Infringement Claims

        Manufacturer shall defend at its own expense, any claim by way of suit or proceeding against Distributor for the infringement of third party patents or trademarks in respect of Products purchased from Manufacturer hereunder, and shall fully indemnify Distributor for any direct damages, costs or expenses incurred by Distributor in respect of any such claim provided that Distributor shall have given Manufacturer prompt written notice of any such claim and furnished Manufacturer with a copy of each communication relating thereto and give Manufacturer the requisite authority to defend or settle such claim.

9.     Product Warranties

        MANUFACTURER WARRANTS THAT THE PRODUCTS WILL CONFORM TO THE MANUFACTURER'S STANDARD WARRANTY, IN THE FORM ANNEXED HERETO AS ATTACHMENT B ("WARRANTY").

        EXCEPT FOR THE MANUFACTURER'S WARRANTY, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT OR ANY PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND MANUFACTURER WILL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY DISTRIBUTOR, ITS AFFILIATES, EMPLOYEES OR AGENTS OR ANY THIRD PARTY ON ACCOUNT OF OR ARISING FROM ANY OF THE PRODUCTS SOLD HEREUNDER OR THEIR USE, INCLUDING, BUT NOT LIMITED TO, ANY LIABILITY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOODWILL. DISTRIBUTOR HEREBY ACKNOWLEDGES THAT THE ONLY WARRANTY APPLICABLE TO THE PRODUCTS SHALL BE THE MANUFACTURER'S WARRANTY. MANUFACTURER SHALL AT ITS SOLE OPTION, ISSUE A CREDIT FOR OR REPLACE, AT NO CHARGE TO DISTRIBUTOR, ALL PRODUCTS RETURNED BY DISTRIBUTOR OR RETURNED BY CUSTOMERS TO DISTRIBUTOR WHICH DO NOT CONFORM TO THE MANUFACTURER'S WARRANTY.

10.     Insurance

        Manufacturer warrants the product liability insurance for the Products being sold under this Agreement.

11.     Limitation of Liability

        In no event, except as set forth below, shall Manufacturer be liable to Distributor or any other entity for any special, consequential, incidental, or indirect damages relating to or resulting from manufacturer's failure to perform its obligations under this Agreement, however caused, on any theory of liability, and notwithstanding any failure of essential purpose of any limited remedy. Notwithstanding the limitation of liability set forth above, the Distributor will not be liable for any fines incurred solely as a result of Manufacturer's failure to promptly ship Distributor's orders for Products pursuant to Section 5.1(a) to this Agreement.

12.     Regulatory Matters

        12.1 Product Recall. In the event Distributor or Manufacturer recalls any of the Products rented or distributed by Distributor because such Products are believed to violate any provision of applicable law, Manufacturer shall bear all reasonable costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and cost associated with the shipment of recalled Product from customers to Distributor to Manufacturer; provided, however, that Distributor shall not unilaterally recall any Product supplied by Manufacturer without first obtaining the consent of the Manufacturer, which shall not be unreasonably withheld. Distributor shall maintain complete and accurate records, for such period as may be required by applicable law, of all the Products sold, or otherwise distributed, by it. The parties will cooperate fully with each other in effecting any recall of the Products, including communications with any purchasers or users.

        12.2 Customer Complaint Reporting. Manufacturer shall be responsible for notifying the appropriate federal, state, and local governmental authorities (United States or any country in the Territory, as the case may be) of any customer complaints or other occurrences regarding the Products which are required to be so reported. Distributor shall provide Manufacturer promptly with any information it receives regarding such occurrences.

13.     Termination

        13.1 Either party shall have the right to terminate this Agreement on written notice if the other (i) commits or suffers any act of bankruptcy or insolvency or (ii) within ninety (90) days after written notice of a material breach of this Agreement has been given, either fails to cure any such material breach which is capable of cure within thirty (30) days or has failed to commence a cure of any such material breach which is not capable of cure within thirty (30) days.

        13.2 Manufacturer shall have the right to terminate this Agreement immediately if Distributor shall fail to pay any amount owed by Distributor to Manufacturer within ten (10) days after receipt of the notice of non-payment from Manufacturer.

        13.3 This Agreement will survive a change in control of either party during the Term.

14.     Effects of Termination

        14.1 Procedures. On the termination of this Agreement, for whatever reason, (i) Manufacturer shall continue to honor Distributor's orders for Products up to the effective date of termination, (ii) Distributor shall pay all past due invoices and shall pay for all undamaged, delivered Products in accordance with the terms and conditions of this Agreement, (iii) Distributor shall return to Manufacturer all promotional and all confidential information or other documents relating to the Products and (iv) Distributor shall cease to use all trademarks and trade names used by Manufacturer and Manufacturer's Representative in connection with the Products.

        14.2 No Compensation. Upon termination or expiration without renewal of this Agreement, except tender offer, Manufacturer shall not be obligated to pay to Distributor any compensation, damages or other amount on account thereof, and Distributor freely and fully waives any claim it may have to payment of any such amount whether under contract, statute or national policy, including Manufacturer's indemnification of Distributor.

15.     Nature of Relationship

        Distributor is an independent party and shall in no respect be or be deemed to be an employee, partner or co-venturer of Manufacturer or an agent of or subject to the authority of Manufacturer. Except as specifically authorized in writing, Distributor shall not be in any way authorized or empowered to bind Manufacturer.

16.     Severability

        If any provision of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and, if necessary, so amended as may be necessary to give effect to the spirit of this Agreement so far as possible.

17.     Force Majeure

        The obligations of each party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of raw material, government orders, acts of terror or acts of God, which are reasonably beyond the control of the party whose obligation to perform is effected by such matters and such excuse from performance shall be coextensive with the cause of such delay.

18.     Miscellaneous

        18.1 Notices. All notices required or permitted shall be in writing and shall be deemed given when received personally or by facsimile (when confirmation copy is sent by registered airmail, postage prepaid, or by such other method, including air courier) addressed as follows, or to such other person or address as may be designated by notice given in accordance with this Section to the other party:

If to Distributor:

RxElite Holdings Inc.
1404 N. Main, Suite 200 Meridian, Idaho 83642
Attn: Earl E. Sullivan
Fax No.: 208-887-1836

with a copy to:

Oles, Morrison, Rinker & Baker LLP
701 Pike St., Suite 1700
Seattle, Washington 98101-3930

Attn: Douglas S. Oles

Fax No.: 206-682-6234

If to Manufacturer:

Minrad Inc.
847 Main Street
Buffalo, New York 14203
Attn: William H. Burns, Jr.
Fax No.: 716-855-1078

with a copy to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
Attention: Robert B. Fleming, Jr.
Fax No.: 716-849-0349

        18.2 Entire Agreement. This Agreement is the entire agreement between the parties hereto relating to this subject matter, there being no prior written or oral promises or representations not incorporated herein.

        18.3 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the principles of conflicts of law. Any claim by Distributor against Manufacturer shall be brought within one (1) year after Distributor first learns of such claim. Any controversy or claim arising in connection with this Agreement shall be finally settled in New York, New York under the Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        18.4 Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

        18.5 Existing Obligations. Each party represents and warrants to the other party that the terms of this Agreement do not violate any existing obligations or contracts of such party. Each party shall defend, indemnify and hold harmless the other party from and against any and all claims, demands, actions or causes of action, which allege any such violation.

        18.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall transfer or assign its interests in this Agreement without the prior written consent of the other party.

        18.7 Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

        18.8 Board Approval-Manufacturer. As the undersigned President and CEO of Manufacturer requires both the approval and/or ratification of this Agreement and the authorization to execute and deliver this Agreement from Manufacturer's Board of Directors, this Agreement is contingent upon and subject to such approval and/or ratification by Manufacturer's Board of Directors, in its sole discretion, at its next meeting of the Board of Directors, which meeting is expected to occur on or about June 9, 2004 and which approval and/or ratification shall be deemed received unless Manufacturer notifies Distributor to the contrary no later than June 16, 2004.

        18.9 Board Approval-Distributor. As the undersigned President and CEO of Distributor requires both the approval and/or ratification of this Agreement and the authorization to execute and deliver this Agreement from Distributor's Board of Directors, this Agreement is contingent upon and subject to such approval and/or ratification by Distributor's Board of Directors, in its sole discretion, at its next meeting of the Board of Directors and which approval and/or ratification shall be deemed received unless Distributor notifies Manufacturer to the contrary no later than June 16, 2004.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives named below.

MINRAD INC.		RXELITE HOLDINGS INC.

By:	/s/ William H. Burns, Jr.	By:	/s/ Daniel Chen
	Name: William H. Burns, Jr.		Name: Daniel Chen
	Title: President & CEO		Title: CEO

ATTACHMENT A

PRODUCTS
1.	Human Inhalation Anesthetic agents Terrell Isoflurane USP, Compound 347 Enflurane USP (Non-Private Label Distributor) and Sevoflurane (when and if available)

ATTACHMENT A-1

Annual Purchase Commitments

Territory: United States Human Market
Initial
Product	Price Per Bottle	Stocking Order	Annual Commitment*

Compound 347™ Enflurane USP 250 ml bottle	$*	*	*
Terrell™ lsoflurane USP 100 ml bottle	$*	*	[Initial Stock Order Only]
Terrell™ Isoflurane USP 250 ml bottle	$*	*	*
Sevoflurane 250 ml bottle	$*	*	* **

Prices are FOB Bethlehem, Pennsylvania, USA.

Terms: * net *

* Shipments will be made monthly in lot-size multiples. Purchases will be measured in 250ml equivalents but will not be limited to the percentage allocations listed above. For example: Distributor purchases 5 -100mL units will equal 2 - 250mL unit equivalents and decrement from the total commitment of ml to be purchased as outlined in Attachment A-1

** When and if available and increasing to * bottles and * bottles in the second and third years, respectively, during the Initial Term and * during each Renewal Term.

ATTACHMENT A-2

TERRITORY:

United States (being the contiguous 48 states, Alaska and Hawaii) Human Market (Non-OEM)

ATTACHMENT B

LIMITED WARRANTY AND LIMITATION OF LIABILITY

WARRANTY

        Manufacturer warrants and guarantees that, when delivered to distributor FOB Bethlehem, Pennsylvania, the Product shall conform to the Registered Specifications, shall not be adulterated or misbranded within the meaning of the Act and shall conform to all applicable regulations of the FDA (The "Limited Warranty"). EXCEPT FOR THE LIMITED WARRANTY, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PRODUCTS, EXPRESS, IMPLIED OR OTHERWISE, AND SPECIFICALLY DISCLAIMS: ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES (EXCEPT OF TITLE), EXPRESSED, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

        THE REMEDIES OF THE USER IN THE WARRANTY SET FORTH ABOVE ARE EXCLUSIVE, AND THE TOTAL LIABILITY OF MINRAD AND/OR ANY MINRAD DISTRIBUTOR WITH RESPECT TO PRODUCT SOLD TO THE USER, IN CONNECTION WITH THE PERFORMANCE THEREOF, OR ARISING OUT OF THE SALE, DELIVERY, INSTALLATION OR REPAIR OF ANY MINRAD PRODUCT WHETHER BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY, OR OTHERWISE, SHALL NOT EXCEED THE PURCHASE PRICE OF THE DRTSÔ PLATFORM UPON WHICH SUCH LIABILITY IS PLACED.

        MINRAD AND ITS DISTRIBUTORS SHALL IN NO EVENT BE LIABLE TO THE USER, OR TO ANY SUCCESSOR IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE THEREOF, ON ACCOUNT OF ANY MINRAD PRODUCT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THE SALE, DELIVERY, INSTALLATION OR REPAIR OF SUCH PRODUCT, OR ANY DEFECTS IN, OR FAILURE OF, OR MALFUNCTION OF THE PRODUCT INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOSS OF USE, LOST PROFITS OR REVENUE, INTEREST, LOST GOODWILL, INCREASED EXPENSES AND/OR CLAIMS OF CUSTOMERS OF THE USER, WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

ADDENDUM TO DISTRIBUTION AGREEMENT

        THIS ADDENDUM TO DISTRIBUTION AGREEMENT (this "Addendum") is made as of March 28,2005 (the "Addendum Effective Date"), by and between MINRAD INC., with offices at 847 Main Street, Buffalo, New York 14203 ("Manufacturer") and RxElite Holdings Inc., a Delaware corporation with offices at 1404 N. Main, Suite 200, Meridian, Idaho 83642 ("Distributor").

        WHEREAS, Manufacturer and Distributor entered into a Distribution Agreement, effective June 9, 2004 (the "Agreement"), regarding the distribution by Distributor of certain of Manufacturer's products and related accessories; and

        WHEREAS, Manufacturer and Distributor desire to amend the Agreement to include certain other products and related accessories in addition to those originally covered within the scope of the Agreement.

        NOW, THEREFORE, Manufacturer and Distributor agree as follows:

            1. Section 2.1 is amended by adding the follow sentence:

        Notwithstanding anything herein to the contrary, Manufacturer and Distributor also acknowledge Manufacturer's right to sell, from time to time, Enflurane to Abbott, who bottles and markets the Products under its own name for the purpose of selling the Products to end-use customers in the human market in the Territory (the "Private Label Distributor").

            2. Section 5.1 (c) is replaced with:

            (c) have 5 US regional sales managers in place by June 30, 2005;

            3. Section 5.1 (d) is replaced with:

            (d) have a minimum of five (5) Hospital Market Field Sales Representatives in place by June 30, 2005 (one in each of the MINRAD defined US Regions);

            4. Attachment A of the Agreement is amended by adding the following products and market:

            a. Manufacturer hereby grants to Distributor for the Term the non-exclusive right to purchase MINRAD Attane™ branded product from Manufacturer for the sole purpose of selling the Products to end-use customers in the veterinary market in the Territory, and Distributor accepts such grant, subject to the limitations, terms and conditions stated in this Agreement. The Distributor will not sell MINRAD Attane ™ branded product to veterinary distributors. Manufacturer will turn over its existing end-user veterinary customers to the Distributor.

            b. Manufacturer hereby grants to Distributor for the Term the exclusive right to purchase Desflurane from Manufacturer for the sole purpose of selling the Products to end-use customers in the human market in the Territory, and Distributor accepts such grant, subject to the limitations, terms and conditions stated in this Agreement.

            2. Attachment A-1 of the Agreement is amended by adding the following initial order, minimum order, pricing and annual order requirements:

            a. Veterinary Products

Product	Price per bottle	Initial Stocking Order	Minimum Order
Attane™ Isoflurane USP 100 ml bottle	$*	*	*
Attane™ Isoflurane USP 250 ml bottle	$*	*	*
Sustane™ Sevoflurane 250 ml bottle	$*	*	* *

            * When available

            b. Desflurane (when available)

Product	Price per bottle	Initial Stocking Order	Annual Commitment
Desflurane USP 250 ml bottle	$*	*	* *

        * When available - pricing and annual commitments to be re-evaluated when product is nearing availability.

        4. Manufacturer will provide Distributor at no charge "Free Goods", * Terrell™ 100 ml bottles and * Compound 347™ 250 ml bottles for sale or distribution in the Territory. These Free Goods are to compensate Distributor for any pricing issues in the Territory through the life of the agreement.

        5. Except as modified by this Addendum, the Agreement is hereby ratified and will remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

MINRAD INC.		RXELITE HOLDINGS INC.

By:		By:
	Name: William H. Burns, Jr.		Name: Daniel Chen
	Title: President & CEO		Title: CEO